Exhibit 10.1

EXECUTION VERSION

VOTING AGREEMENT

VOTING AGREEMENT, dated as of April 24, 2007 (this “Agreement”), by and among Jarden Corporation, a Delaware corporation (“Parent”), and the Stockholders of K2 Inc., a Delaware corporation (the “Company”), whose names appear on Schedule I attached hereto (collectively, the “Stockholders”).

W I T N E S S E T H:

WHEREAS, contemporaneously with the execution and delivery of this Agreement, Parent, K2 Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and the Company are entering into an Agreement and Plan of Merger, dated as of the date hereof (as amended from time to time, the “Merger Agreement”), which provides for, among other things, the merger (the “Merger”) of Merger Sub with and into the Company, with the Company as the corporation surviving the Merger, upon the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, as of the date hereof, each Stockholder owns, beneficially and of record, the number of shares of common stock, par value $1.00 per share, of the Company (the “Common Stock”) set forth opposite such Stockholder’s name on Schedule I attached hereto (all such shares so owned and which may hereafter be acquired or owned, beneficially or of record, by such Stockholder prior to the termination of this Agreement, whether upon the exercise of options, warrants or other rights to acquire Common Stock or by means of purchase, dividend, distribution or otherwise, being referred to herein as such Stockholder’s “Shares”);

WHEREAS, as a condition to the willingness of Parent and Merger Sub to enter into the Merger Agreement and to incur the obligations set forth therein, Parent has required that the Stockholders enter into this Agreement; and

WHEREAS, in order to induce Parent and Merger Sub to enter into the Merger Agreement, the Stockholders are willing to enter into this Agreement;

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, each party hereto, intending to be legally bound, hereby agrees as follows:

ARTICLE I.

TRANSFER AND VOTING OF SHARES; AND

OTHER COVENANTS OF THE STOCKHOLDERS

SECTION 1.1. Voting of Shares. From the date hereof until the termination of this Agreement pursuant to Section 3.2 hereof (the “Term”), at any meeting of the stockholders of the Company, however and whenever called, and in any action by written consent of the stockholders of the Company, each Stockholder shall vote such Stockholder’s Shares (i) in favor of the approval and adoption of the Merger Agreement and the transactions contemplated thereby, including, without limitation, the Merger, (ii) against (A) any Takeover Proposal other than the Merger, (B) any proposal for action or agreement that would result in a breach or violation of any representation, warranty, covenant, agreement or obligation of the Company under the Merger Agreement or which is reasonably likely to result in any of the conditions under the Merger Agreement to the consummation of the Merger not being satisfied, (C) any change in the directors of the Company, or (D) any action that could reasonably be expected to impede, interfere with, delay, postpone or materially and adversely affect the transactions contemplated by the Merger Agreement or the likelihood of such transactions being consummated, and (iii) in favor of any matter necessary for consummation of the transactions contemplated by the Merger Agreement, in the case of each of the immediately preceding clauses (i), (ii) and (iii), to the extent that any such matter is considered at any such meeting, or in any such consent, of stockholders and, in connection therewith, each Stockholder shall execute any documents which are necessary or appropriate in order to effectuate the foregoing, including the ability for Parent or its nominees to vote such Shares directly.

SECTION 1.2. No Inconsistent Arrangements. Each Stockholder shall not during the Term (i) except as contemplated by Section 1.8, Transfer (as hereinafter defined), or consent to any Transfer of, any or all of such Stockholder’s Shares or any interest therein, or create or permit to exist any Lien or other encumbrance on such Shares, (ii) except as contemplated by Section 1.8, enter into any Contract, option or other agreement or understanding with respect to any Transfer of any or all of such Shares or any interest therein, (iii) grant any proxy, power-of-attorney or other authorization in or with respect to such Shares, (iv) deposit such Shares into a voting trust or enter into a voting agreement or arrangement (or any Contract providing therefor) with respect to such Shares, or (v) take any other action that would in any way restrict, limit or interfere with the performance of such Stockholder’s obligations hereunder or the transactions contemplated hereby or by the Merger Agreement (including, without limitation, the Merger). As used herein, “Transfer” shall mean any sale, transfer, pledge, hypothecation, encumbrance, assignment or disposition, however made, consummated or effected, and any offer or Contract to make, consummate or effect any sale, transfer, pledge, hypothecation, encumbrance, assignment or disposition. Any purported Transfer other than in accordance with this Section 1.2 shall be void ab initio.

SECTION 1.3. Proxy. Each Stockholder hereby revokes any and all proxies or powers of attorney granted or effected by such Stockholder, or otherwise in effect, prior to the execution of this Agreement in respect of any of such Stockholder’s Shares and hereby irrevocably and unconditionally constitutes and appoints Parent, or any nominee of Parent, with full power of substitution and resubstitution, as its true and lawful attorney-in-fact and proxy (such Stockholder’s “Proxy”), for and in such Stockholder’s name, place and stead to vote each of such Stockholder’s Shares as such Stockholder’s Proxy, at every annual, special, adjourned or postponed meeting of the stockholders of the Company, including the right to sign its name (as stockholder) to any consent, certificate or other document relating to the Company that Delaware law may permit or require as provided in Section 1.1.

EACH STOCKHOLDER HEREBY ACKNOWLEDGES AND AGREES THAT, DURING THE TERM, THE FOREGOING PROXY AND POWER OF ATTORNEY ARE IRREVOCABLE AND COUPLED WITH AN INTEREST.

SECTION 1.4. Waiver of Appraisal Rights. Each Stockholder hereby waives any rights of appraisal or rights to dissent from the Merger under Section 262 of the DGCL or otherwise under Delaware law.

SECTION 1.5. Stop Transfer. Each Stockholder shall not request that the Company register the Transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of such Stockholder’s Shares, unless such transfer is made in strict compliance with the provisions of this Agreement.

SECTION 1.6. No Solicitation. During the Term, no Stockholder shall in his or her individual capacity as a stockholder of the Company, nor shall any Stockholder permit or authorize any of such Stockholder’s officers, directors, employees, agents, representatives or Affiliates (collectively, the “Representatives”), (i) solicit or initiate, or encourage, directly or indirectly, any inquiries regarding or the submission of, any Takeover Proposal, (ii) unless and until, and only to the extent that, the Company is permitted to take such actions under Section 5.5 of the Merger Agreement, participate in any discussions or negotiations regarding, or furnish to any Person any information or data with respect to, or take any other action to facilitate the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal or (iii) unless and until, and only to the extent that, the Company is permitted to take such actions under Section 5.5 of the Merger Agreement, enter into any Contract with respect to any Takeover Proposal or approve or resolve to approve any Takeover Proposal. Upon execution of this Agreement, each Stockholder shall, and it shall cause its Representatives to, immediately cease any existing activities, discussions or negotiations with any Person (other than Parent and Merger Sub) conducted heretofore with respect to any of the foregoing. Each Stockholder shall promptly notify Parent of the existence of any such proposal, discussion, negotiation or inquiry received or engaged in by such Stockholder, and each Stockholder shall immediately communicate to Parent the terms of any such proposal, discussion, negotiation or inquiry which it may receive or engage in (and shall promptly provide to Parent copies of any written materials received by it in connection with such proposal, discussion, negotiation or inquiry) and the identity of the Person making such proposal or inquiry or engaging in such discussion or negotiation.

SECTION 1.7. Binding Effect. Notwithstanding anything to the contrary contained in this Agreement, the provisions of this Agreement apply to each Stockholder solely in such Stockholder’s capacity as a stockholder of the Company and not in such Stockholder’s capacity as an officer or director of the Company (it being understood that the Company has separate and independent obligations to Parent and Merger Sub under the Merger Agreement, including, without limitation, Section 5.5 thereof). Without limiting the foregoing, nothing contained in this Agreement shall in any way limit any actions that any Stockholder, solely in his or her capacity as an officer or director of the Company, may deem necessary in the exercise of his or her fiduciary duties, including any actions that directors are permitted to take pursuant to Section 5.5 of the Merger Agreement.

SECTION 1.8. Permitted Transfers. Notwithstanding anything to the contrary contained in this Agreement, a Stockholder may Transfer the Stockholder’s Shares, in accordance with provisions of applicable law, to his or her spouse, ancestors, descendants or any trust controlled by the Stockholder for their benefit; provided however, that prior to and as a condition of such Transfer, each Person to which any of the Shares is or may be Transferred shall have executed and delivered to Parent a counterpart to this Agreement pursuant to which such Person shall be bound by all the terms and provisions of this Agreement to the same extent that the Stockholders are bound hereunder.

ARTICLE II.

REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

Each Stockholder, severally and not jointly, hereby represents and warrants to Parent as follows:

SECTION 2.1. Due Authorization, etc. Such Stockholder has all requisite power and authority to execute, deliver and perform this Agreement and, without limiting, and in furtherance of, the foregoing, to appoint Parent as such Stockholder’s Proxy and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement, including, without limitation, the appointment of Parent as Stockholder’s Proxy and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary action on the part of such Stockholder. This Agreement has been duly executed and delivered by or on behalf of such Stockholder and constitutes a legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding for such remedy may be brought. There is no beneficiary or holder of a voting trust certificate or other interest of any trust whose consent is required for the execution and delivery of this Agreement or the consummation by such Stockholder of the transactions contemplated hereby.

SECTION 2.2. No Conflicts; Required Filings and Consents.

(a) The execution and delivery of this Agreement by such Stockholder does not, and the performance of this Agreement by such Stockholder will not, (i) conflict with or violate any trust agreement or other similar documents relating to any trust of which such Stockholder is trustee, (ii) conflict with or violate any law applicable to such Stockholder or by which such Stockholder or any of such Stockholder’s properties is bound or affected or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any assets of such Stockholder, including, without limitation, such Stockholder’s Shares, pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such Stockholder is a party or by which such Stockholder or any of such Stockholder’s assets is bound or affected, except, in the case of clauses (ii) and (iii), for any such breaches, defaults or other occurrences that would not prevent or delay the performance by such Stockholder of such Stockholder’s obligations under this Agreement.

(b) The execution and delivery of this Agreement by such Stockholder does not, and the performance of this Agreement by such Stockholder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority (other than any necessary filing under the HSR Act or the Exchange Act), domestic or foreign, except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay the performance by such Stockholder of such Stockholder’s obligations under this Agreement.

SECTION 2.3. No Finder’s Fees. No broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with this Agreement based upon arrangements made by or on behalf of such Stockholder. Such Stockholder, on behalf of itself and its Affiliates, hereby acknowledges that neither such Stockholder nor any of its Affiliates is entitled to receive any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated hereby or by the Merger Agreement.

ARTICLE III.

MISCELLANEOUS

SECTION 3.1. Definitions. Capitalized, undefined terms used in this Agreement shall have the respective meanings ascribed to such terms in the Merger Agreement.

SECTION 3.2. Termination. This Agreement shall terminate and be of no further force and effect upon the earlier of (i) the written mutual consent of Parent and the Stockholders, (ii) the Effective Time and (iii) any termination of the Merger Agreement in accordance with its terms. No termination of this Agreement shall relieve any party hereto from any liability for any breach of this Agreement prior to such termination.

SECTION 3.3. Further Assurance. From time to time, at Parent’s request and without consideration, each Stockholder shall execute and deliver such additional documents and take all such further action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

SECTION 3.4. Certain Events. Each Stockholder agrees that this Agreement and such Stockholder’s obligations hereunder shall attach to such Stockholder’s Shares and shall be binding upon any Person to which legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise, including, without limitation, such Stockholder’s heirs, guardians, administrators, or successors. Notwithstanding any Transfer of Shares, the transferor shall remain liable for the performance of all its obligations under this Agreement.

SECTION 3.5. No Waiver. The failure of any party hereto to exercise any right, power, or remedy provided under this agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, any custom or practice of the parties at variance with the terms hereof shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

SECTION 3.6. Specific Performance. Each Stockholder acknowledges that if such Stockholder fails to perform any of its obligations under this Agreement immediate and irreparable harm or injury would be caused to Parent and Merger Sub for which money damages would not be an adequate remedy. In such event, each Stockholder agrees that Parent shall have the right, in addition to any other rights it may have, to specific performance of this Agreement. Accordingly, if Parent should institute an action or proceeding seeking specific enforcement of the provisions hereof, each Stockholder hereby waives the claim or defense that Parent has an adequate remedy at law and hereby agrees not to assert in any such action or proceeding the claim or defense that such a remedy at law exists. Each Stockholder further agrees to waive any requirements for the securing or posting of any bond in connection with obtaining any such equitable relief.

SECTION 3.7. Notice. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made (i) if given by facsimile, when the facsimile is transmitted and the appropriate facsimile confirmation is received or (ii) if given by overnight courier or personal delivery, when delivered (or at such other address for a party as shall be specified by like notice, except that notices of changes of address shall be effective upon receipt):

(a) If to Parent, at the address set forth in the Merger Agreement.

(b) If to a Stockholder, at the address set forth below such Stockholder’s name on Schedule I attached hereto.

SECTION 3.8. Expenses. Except as otherwise expressly set forth herein or in the Merger Agreement, all fees, costs and expenses incurred in connection with this Agreement or the Merger Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs and expenses.

SECTION 3.9. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 3.10. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the maximum extent possible.

SECTION 3.11. Entire Agreement; No Third-Party Beneficiaries. This Agreement and the Merger Agreement constitute the entire agreement, and supersede any and all other prior agreements and undertakings (both written and oral), among the parties hereto, or any of them, with respect to the subject matter hereof, and this Agreement is not intended to confer upon any other Person any rights or remedies hereunder.

SECTION 3.12. Assignment. This Agreement shall not be assigned by operation of law or otherwise, and any purported assignment in violation of this Section 3.12 shall be void ab initio.

SECTION 3.13. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed entirely within that State.

SECTION 3.14. Amendment. This Agreement may not be amended except by an instrument in writing signed by Parent and the Stockholders.

SECTION 3.15. Waiver. Any party hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties of the other parties hereto contained herein or in any document delivered pursuant hereto and (iii) waive compliance by the other parties hereto with any of their agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only as against such party and only if set forth in an instrument in writing signed by such party. The failure of any party hereto to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

SECTION 3.16. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which shall constitute one and the same agreement.

SECTION 3.17. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Shares. All rights, ownership and economic benefits of and relating to the Shares remain vested in and belong to the Stockholder, and Parent shall have no authority to direct the Stockholder in the voting or disposition of any of the Shares, except as otherwise provided herein. For the avoidance of doubt, nothing in this Section 3.17 is intended to restrict or limit Parent’s rights under this Agreement, including without limitation, Parent’s rights under Section 1.3.

SECTION 3.18. Merger Agreement. Parent acknowledges that the Stockholders have been induced to enter into this Agreement based on the terms and conditions of the Merger Agreement.

[remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Voting Agreement to be duly executed as of the date first written above.

JARDEN CORPORATION

By:	/s/ IAN G. H. ASHKEN
Name: Ian G. H. Ashken
Title: Vice Chairman and Chief Financial Officer

STOCKHOLDERS:

/s/ BRIAN ANDERSON
Name: BRIAN ANDERSON

/s/ CHRISTOPHER C. AMES
Name: CHRISTOPHER C. AMES

/s/ MONTE BAIER
Name: MONTE BAIER

/s/ WILFORD D. GODBOLD, JR.
Name: WILFORD D. GODBOLD, JR.

/s/ RICHARD J. HECKMANN
Name: RICHARD J. HECKMANN

/s/ ROBIN E. HERNREICH
Name: ROBIN E. HERNREICH

/s/ THOMAS HILLEBRANDT
Name: THOMAS HILLEBRANDT

/s/ LOU L. HOLTZ
Name: LOU L. HOLTZ

/s/ DUDLEY MENDENHALL
Name: DUDLEY MENDENHALL

/s/ J. WAYNE MERCK
Name: J. WAYNE MERCK

/s/ ANN MEYERS
Name: ANN MEYERS

/s/ ALFRED E. OSBORNE, JR.
Name: ALFRED E. OSBORNE, JR.

/s/ DAN QUAYLE
Name: DAN QUAYLE

/s/ JOHN RANGEL
Name: JOHN RANGEL

/s/ EDWARD F. RYAN
Name: EDWARD F. RYAN

/s/ DAVID SATODA
Name: DAVID SATODA

Schedule I

Name and Address of Stockholder	Shares Owned of Record	Shares Beneficially Owned
Brian Anderson 5818 El Camino Real Carlsbad, CA 92008	0	48,934

Christopher C. Ames 5818 El Camino Real Carlsbad, CA 92008 c/o Corporate Secretary	0	14,500

Monte H. Baier 5818 El Camino Real Carlsbad, CA 92008	0	135,000

Wilford D. Godbold, Jr. 5818 El Camino Real Carlsbad, CA 92008 c/o Corporate Secretary	1,000	73,500

Richard J. Heckmann 5818 El Camino Real Carlsbad, CA 92008 c/o Corporate Secretary	308,132	1,119,632

Robin E. Hernreich 5818 El Camino Real Carlsbad, CA 92008 c/o Corporate Secretary	45,150	126,650

Thomas Hillebrandt 5818 El Camino Real Carlsbad, CA 92008	689	56,717

Lou Holtz 5818 El Camino Real Carlsbad, CA 92008 c/o Corporate Secretary	0	66,500

Dudley Mendenhall 5818 El Camino Real Carlsbad, CA 92008	2,000	152,000

J. Wayne Merck 5818 El Camino Real Carlsbad, CA 92008 c/o Corporate Secretary	48,282	653,282

Ann Meyers 5818 El Camino Real Carlsbad, CA 92008 c/o Corporate Secretary	0	39,000

Alfred E. Osborne, Jr. 5818 El Camino Real Carlsbad, CA 92008 c/o Corporate Secretary	41,500	113,000

Dan Quayle 5818 El Camino Real Carlsbad, CA 92008 c/o Corporate Secretary	21,000	67,500

John Rangel 5818 El Camino Real Carlsbad, CA 92008	67,327	391,660

Edward F. Ryan 5818 El Camino Real Carlsbad, CA 92008 c/o Corporate Secretary	19,379	121,273

David Satoda 5818 El Camino Real Carlsbad, CA 92008	300	56,134